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                                                              Exhibit 99.(17)(e)


                                 COLUMBIA FUNDS

                       CLASS G SHARES SERVICING AGREEMENT

Gentlemen:

      We wish to enter into this Servicing Agreement ("Agreement") with you concerning the provision of administrative support services and/or shareholder liaison services to your customers ("Customers") who may from time to time beneficially own Class G shares (such shares referred to herein as the "Shares") of one or more of the Columbia Funds listed on the attached Schedule A (collectively, the "Funds").

      The terms and conditions of this Agreement are as follows:

      Section l. You agree to provide Shareholder Liaison Services to your Customers who may from time to time beneficially own a Fund's Shares. "Shareholder Liaison Services" means "personal service and/or the maintenance of shareholder accounts" within the meaning of the Conduct Rules of the National Association of Securities Dealers, Inc., such as responding to customers' inquiries and providing information on their investments.

      Section 2. You agree to provide Administrative Support Services to Customers who may from time to time beneficially own a Fund's Shares. "Administrative Support Services" include but are not limited to: (i) transfer agent and subtransfer agent services for beneficial owners of Shares; (ii) aggregating and processing purchase and redemption orders; (iii) providing beneficial owners with statements showing their positions in Shares; (iv) processing dividend payments; (v) providing subaccounting services for Shares held beneficially; (vi) forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, and updating prospectuses to beneficial owners; and (vii) reviewing, tabulating and transmitting proxies executed by beneficial owners; provided, however, that such term does not include Shareholder Liaison Services.

      Section 3. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to Customers.

      Section 4. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning the Funds or Shares offered by the Funds except those contained in the Funds' then current prospectuses and statements of additional information pertaining to for such Shares, copies of which will be supplied by the Funds to you, or in such supplemental literature or advertising as may be authorized by the Funds in writing.

      Section 5. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for the Funds in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify
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and hold the Funds harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder for the purchase, redemption, transfer or registration of Shares by or on behalf of Customers. You and your employees will, upon request, be available during normal business hours to consult with the Funds or its designees concerning the performance of your responsibilities under this Agreement.

      Section 6. In consideration of the services and facilities provided by you pursuant to Section 1 and Section 4, respectively, of this Agreement, the Funds will pay to you, and you will accept as full payment therefor, a fee at the annual rate of (a) [0.25%] of the average daily net asset value of the Shares of each equity fund identified as such on Schedule A (collectively, "Equity Funds") beneficially owned by your Customers from time to time for whom you are the dealer of record or holder of record or with whom you have a servicing relationship; and (b) [0.20%] of the average daily net asset value of the Shares of each bond fund identified as such on Schedule A (collectively, "Bond Funds") beneficially owned by your Customers from time to time for whom you are the dealer of record or holder of record or with whom you have a servicing relationship. In consideration of the Shareholder Liaison Services provided by you pursuant to Section 2 hereof, the Fund will pay to you, and you will accept as full payment therefor, a fee at the annual rate of (a) [0.25%] of the average daily net asset value of the Shares of the Equity Funds; and (b) [0.20%] of the average daily net asset value of the Shares of the Bond Funds. Said fees will be computed daily and payable (i) monthly for the Equity Funds and (ii) quarterly for the Bond Funds. For purposes of determining the fees payable under this
Section 6, the average daily net asset value of your Customers' Shares will be computed in the manner specified in the Funds' then current Registration Statements in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. The fee rates stated above may be prospectively increased or decreased by the Funds, in their sole discretion, at any time upon notice to you. Further, the Funds may, in their discretion and without notice, suspend or withdraw the sale of Shares including the sale of such Shares to you for the account of any Customer or Customers.

      Section 7. You acknowledge that you will provide to the Board of Directors of the Funds, and the Board will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In connection with such reports, you will furnish the Funds or their designees with such information as the Funds may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with the Funds and their designees (including, without limitation, any auditors designated by the Funds), in connection with the preparation of reports to the Board of Directors concerning this Agreement and the monies paid or payable by the Funds pursuant hereto, as well as any other reports or filings that may be required by law.

      Section 8. The Funds may enter into other similar Servicing Agreements with any other person or persons without your consent.

      Section 9. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided by you hereunder be primarily


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intended to result in the sale of any Shares; (ii) the compensation payable to you hereunder, together with any other compensation you receive from Customers in connection with the investment of their assets in Shares of the Funds, will be disclosed by you to your Customers, will be authorized by your Customers and will not result in an excessive or unreasonable fee to you; (iii) you will not advertise or otherwise promote your Customer accounts primarily as a means of investing in Shares or establish or maintain Customer accounts for the primary purpose of investing in Shares; (iv) in the event an issue pertaining to this Agreement or our 12b-1 Distribution Plan related hereto is submitted for shareholder approval, you will vote any Shares held for your own account in the same proportion as the vote of the Shares held for your Customers' accounts; and
(v) you will not engage in activities pursuant to this Agreement which constitute acting as a broker or dealer under state law unless you have obtained the licenses required by such law.

      Section 10. This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Funds or their designee. Unless sooner terminated, this Agreement will continue until July 31, 2003 and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by each Fund in the manner described in Section 13 hereof. This Agreement is terminable with respect to Shares of any of the Funds, without penalty, at any time by the Fund (which termination may be by a vote of a majority of the Disinterested Directors as defined in Section 13 hereof) or by you upon notice to the Fund. This Agreement will terminate automatically in the event of its assignment, as defined in the Investment Company Act of 1940 ("1940 Act").

      Section 11. All notices and other communications between the parties to this Agreement will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

      Section 12. This Agreement will be construed in accordance with the laws of the State of Oregon and is nonassignable by the parties hereto.

      Section 13. This Agreement has been approved by vote of a majority of (i) the Board of Directors of each Fund and (ii) those directors who are not "interested persons" (as defined in the 1940 Act) of each Fund and who have no direct or indirect financial interest in the operation of the 12b-1 Distribution Plan adopted by the Funds regarding the provision of shareholder liaison and/or administrative support services to the beneficial owners of Shares or in any agreements related thereto (the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting on such approval.


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      If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to the Fund, c/o Jeff B. Curtis, 1301 S.W. Fifth Avenue, Portland, Oregon 97201.

                                              Very truly yours,


                                              Each Columbia Fund listed on
                                              Schedule A attached


                                              By:_______________________________
Date: ________________                        (Authorized Officer)


                                              Accepted and Agreed to:
                                              [Name of Service Organization]


                                              By:_______________________________
Date: _________________                       (Authorized Officer)


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SCHEDULE A


Columbia Growth Fund, Inc.
Columbia Special Fund, Inc.
      (each of the preceding two funds, an "Equity Fund")

Columbia Short Term Bond Fund, Inc.
      (the preceding fund, a "Bond Fund")


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